Exhibit 10.3

August 4, 2025

STRICTLY CONFIDENTIAL

ROZE AI, Inc.

Rm. B-1710, 14 Sagimakgol-ro 45beon-gil,
Jungwon-gu, Seongnam-si, Gyeonggi-do,
Republic of Korea

Attn: Young Jin Cho, Founder & CEO

Dear Mr. Cho,

We are pleased to submit to you this letter agreement (the “Agreement”) which sets forth the terms pursuant to which RBW Capital Partners LLC, (together and with its affiliates “RBW”) a division of Dawson James Securities, Inc. (the “BD”, and together with RBW, the “Advisor”) will provide certain financial advisory services to ROZE AI, Inc. (together with its affiliates, the “Company”) in connection with the Transaction described herein.

This Agreement sets forth the terms under which Advisor will provide advice and assistance to the Company and shall serve the exclusive financial advisor to the Company in connection with a proposed listing of the Company’s common stock on Nasdaq (the “Transaction”).

Any regulated broker-dealer services required under the Engagement shall be delivered by RBW personnel, who are also authorized representatives of BD, or other properly authorized representatives of BD.

I.	SCOPE OF SERVICES

1.	In connection with the Transaction, Advisor may:

A.	Assist the Company in preparing for a listing on NASDAQ or other major US market including but not limited to:

a.	Working with Company counsel to aid in the preparation of required registration statements

b.	Liaising with exchange officials in preparation for listing

c.	Identifying additional round-lot shareholders if necessary

d.	Helping Company to ensure the meeting of exchange standards for listing

e.	Introducing IR and PR counterparties for pre and post-listing support

B.	Serve as a liaison between representatives at the exchange and the Company throughout the process.

C.	Assist the Company in developing a marketing strategy for the Company and in preparing descriptive information regarding the Company to be disseminated to the public;

D.	Advise the Company on strategic issues relating to the Transaction, including the structure and valuation of potential Transaction;

E.	Assist the Company’s management in making presentations, including preparing presentation materials and attending management presentations;

F.	Assist the Company in developing a negotiating strategy for the Transaction and, if requested by the Company, participate (directly or otherwise) in such negotiations; and provide general assistance in implementing and closing the Transaction(s).

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

In connection with Advisor’s activities on the Company’s behalf, the Company will (i) furnish Advisor with all information and data concerning the Company relating to Advisor’s engagement hereunder (the “Information”) and (ii) provide Advisor with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that the Information made available to Advisor by the Company will, at all times during the period of Advisor’s engagement hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company further represents and warrants that any projections provided by it to Advisor will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Advisor will be using and relying on the Information without independent verification or appraisal, and that Advisor has no obligation to independently verify or appraise such Information and assumes no responsibility for its accuracy.

Where the Advisor assists the Company in preparing any materials addressed to, or to be distributed to, third parties, the Company shall remain solely responsible for such materials, unless otherwise agreed by the parties in writing and except for any portion of such materials regarding the Advisor that was provided by the Advisor to the Company in writing expressly for inclusion in such document.

II.	COMPENSATION

1)	Advisory Stock - At the closing of the Transaction (the “Closing”), the Company will grant RBW 1,064,232 common shares (the “Advisory Stock”). The Company hereby agrees that Advisory Stock will be registered in a resale registration statement to be filed no later than 10 business days following the date of the Direct Listing. In addition, the Company agrees to pay RBW a one-time cash fee of $250,000.00 for the advisory work done. The Company also agrees that upon such Direct Listing, RBW will become the exclusive provider of capital markets and M&A services for the Company for a period of twelve (12) months thereafter.

2)	Expenses - Whether or not there is a closing of the direct listing, the Company shall reimburse Advisor promptly upon request for all reasonable and accountable out-of-pocket expenses incurred by RBW in connection with rendering the services described hereunder, including but not limited to road show and travel expenses (including, if applicable, the costs associated with the use of a third-party electronic road show service (such as Net Roadshow), due diligence expenses, the costs of background checks on the Company’s officers and directors and any of it shareholders designated by Advisor, and the fees and expenses of legal counsel and any other independent advisors selected and retained by Advisor (with the Company’s consent, which shall not be unreasonably withheld), provided that the expenses reimbursable to Advisor under this section 2 shall not exceed $50,000.

A charge of 2.0% per month will be added to all past due balances, commencing seven (7) days after the due date listed on each invoice. This charge represents our reasonable effort to estimate fair compensation for our administrative expenses and costs to the firm which would result from a default in payment of our statements when due. In addition, you are responsible for payment of legal fees that are incurred by the Advisor in connection with the collection of any amounts due. Neither Termination nor completion of this Agreement shall affect the fees and expenses due to RBW or Advisor for services rendered over the course of the Engagement. Those fees and expenses will be due per the terms of the Agreement.

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

III.	TERM AND TERMINATION

Either party hereto may terminate this Agreement six (6) months after the date of this Agreement, as set forth above, by giving thirty day written notice of such party’s desire to terminate to the other party. Neither termination of this Agreement nor completion of the assignment or Transaction contemplated hereby shall affect: (i) the Company’s obligations to pay: (a) any compensation earned by Advisor up to the date of termination or completion, as the case may be; (b) the fees as provided in Section II; and (c) the reimbursement of expenses incurred by Advisor up to the date of termination or completion, as the case may be; (ii) the Indemnification Provisions set forth in Schedule I attached hereto; and (iii) the choice of governing law and choice of forum provisions in Section V A and B hereof, all of which shall remain operative and in full force and effect.

In addition, should RBW choose to have their personnel become licensed with a Broker/Dealer other than Dawson James Securities, Inc. for any reason, both the Company and Advisor agree to assign this Agreement to the new Broker/Dealer as of the effective date, and the Company hereby consents to such assignment. Dawson James Securities, Inc. shall have no responsibility or liability for any transactions pursued or effected by RBW on or after the effective date. Company may terminate this Agreement under the terms of this Section III regardless of any change in Broker/Dealer.

IV.	INDEMNIFICATION

The Company agrees to indemnify Advisor in accordance with the indemnification provisions (the “Indemnification Provisions”) set forth on Schedule attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof. No action, regardless of form, arising out of the services under this Agreement except from the result of litigation by a third party may be brought by either party more than two years after the act, event or service that is subject of such action or within one year of discovery of such act, error, or omission, whichever occurs first.

V.	OTHER AGREEMENTS

A.	The Company acknowledges that Advisor has developed and will continue to develop and maintain a network of professional relationships critical to its business (herein a “Partner”) and agrees as a non-circumvention covenant that neither the Company nor any of its affiliates shall during the term of this Agreement and for a period of one year after the termination of this Agreement, solicit, discuss, pursue, or enter into any transaction or agreement (whether or not such transaction or agreement is related to the business of the Company) with any Partner introduced to the Company or any of its affiliates by Advisor (each, an “Introduction”) or with any Partners (including any firm, partnership, or other entity) directly or indirectly introduced to the Company or any affiliate by or through any such Introduction, without in each case the prior written consent of Advisor, which consent may be given or withheld in the discretion of Advisor and may be conditioned on payment of a transaction fee. In the event that a transaction closes in part or in whole with a party that is introduced by Advisor after the termination of the Agreement, Advisor is entitled to full payment of fees described herein. The non-circumvent above shall apply to the Company and all senior executives at the Company even in the event that they choose to join a new Company, for the time period stated.

B.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to principles of conflicts of law. Advisor and the Company agree that with respect to any controversy or claim relating to, arising under or involving this Agreement or breach thereof (a “Claim”), the matter shall first be submitted for mediation through the Judicial Arbitration and Mediation Service, Inc. (“JAMS”) and its applicable rules in the County of Palm Beach County, State of Florida; provided, however, that in the case of breach or threatened breach of the non-circumvention covenant stated above, Advisor may seek and obtain, in addition to any remedies available under this Agreement or applicable law, an injunction or other equitable relief from any court of competent jurisdiction and nothing in this Agreement shall in any way limit or condition their right and recourse to seek and obtain such equitable relief. In the event that Advisor and the Company are not able to agree on a mediator within thirty (30) days of the first party seeking mediation, the presiding judge of the Superior Court of the county which the venue would lie for the filing of a compliant for relief in such Claim shall have jurisdiction to appoint a mediator. The parties covenant that they will participate in the mediation in good faith.

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

In the event that Advisor and the Company are unable to resolve any Claim after mediation as set forth in the preceding paragraph, then the parties hereby agree that such Claim shall be submitted to JAMS for final and binding arbitration pursuant to its Comprehensive Arbitration Rules and Procedures (the “Arbitration Rules”) in County of Palm Beach County, State of Florida. The arbitration shall be conducted before a neutral arbitrator who shall be an attorney or retired judge and shall be selected in accordance with Arbitration Rules. The arbitrator’s award shall be final and binding on all parties. Except to the extent otherwise required pursuant to the applicable JAMS rules and procedures and applicable law, each party will pay the fees of its respective attorney(s), expert, and other fees.

Without limiting the mediation and arbitration provisions set forth above, each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Supreme Court of County of Palm Beach County, State of Florida, or, if the Supreme Court lacks jurisdiction, the United States District Court for the Southern District of Florida, in any suit, action or proceeding pursuant to this Agreement. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process in person, by overnight courier, facsimile or first class mail with a copy to email to such party as follows:

If to ROZE AI, Inc.	If to RBW Capital Partners LLC

Young Jin Cho	Joe Giamichael
Founder & CEO	Managing Partner
ROZE AI, Inc.	RBW Capital Partners LLC
Rm. B-1710, 14 Sagimakgol-ro 45beon-gil,	1511 Ave Ponce De Leon
Jungwon-gu, Seongnam-si, Gyeonggi-do,	Unit 1092
Republic of Korea	San Juan, PR 00909
jamescho@rozeai.com	jgiamichael@rbwcap.com

If to Dawson James Securities, Inc.

Robert D. Keyser, Jr.
Chief Executive Officer
Dawson James Securities, Inc.
101 North Federal Highway
Suite 600
Boca Raton, FL 33432
rkeyser@dawsonjames.com

With a copy to (which shall not constitute notice)

Manatt, Phelps, & Phillips LLP
695 Town Center Dr., 14th Floor
Costa Mesa, CA
tpoletti@manatt.com
Attention: Thomas Poletti

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

C.	Following the completion of a Transaction (or other assignment contemplated by this Agreement) the Company agrees that Advisor has the right to (i) describe in its marketing materials Advisor’s services to the Company and (ii) place advertisements in financial and other newspapers and journals at Advisor’s own expense describing its services to the Company hereunder, provided that Advisor obtains the prior consent of the Company to the placement of such advertisements, which consent the Company agrees not to withhold or delay unreasonably.

D.	The Company represents and warrants that Advisor’s retention hereunder, and the Company’s execution of this Agreement, have been duly authorized.

E.	The Company agrees that any information or advice rendered by Advisor or its representatives in connection with this Engagement is solely for the Company’s confidential use in connection with its evaluation of a Transaction. Except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information without Advisor’s prior written consent.

F.	This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, (including, without limitation, securityholders, employees or creditors of the Company) except those entitled to the benefits of the indemnification provisions hereof.

G.	This Agreement (including Schedule I hereto) constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be amended except in a written agreement signed by both parties. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors, assigns and representatives, and the obligations assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

H.	Advisor shall provide list of potential Partner(s) to the Company via email periodically and will have the right to add additional potential Partner(s) over time via email. All Partner(s) whether sent to the Company or not will be covered under this agreement.

I.	For the convenience of the parties any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by signatures on facsimiles hereof or signatures transmitted electronically.

J.	Company will not divulge any Advisor introductions to any party outside of the Company.

K.	Company and their attorneys agree that the terms of this Agreement shall remain strictly confidential, and Company, nor its agents or attorneys will divulge the terms of this Agreement to anyone except (1) under order of a court of competent jurisdiction, (2) any government agency as required by law, (3) as necessary to be provided to their attorneys, accountants, or tax preparers, or (4) if Advisor provides express permission in writing.

L.	Company represents and warrants to Advisor that the operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, if applicable the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to such anti-money laundering laws is pending or, to the knowledge of the Company, threatened.

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

M.	The Company acknowledges and agrees that individuals working with RBW are registered representatives with BD. BD is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. Advisor recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. In addition, nothing contained in this Agreement shall limit or restrict the right of the Advisor or of any partner, employee, agent or representative of the Advisor, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of the Advisor to render services of any kind to any other corporation, firm, individual or association.

N.	Subject to any transfer rights set forth in Section III, neither this Agreement nor any right or interest hereunder shall be assignable by the Company or the Advisor without the prior written consent of the other party hereto; provided, however, that nothing in this Section shall preclude RBW from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of RBW, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if RBW is unable to do so, provided such firm includes some or all of RBW’s former investment banking staff.

O.	Potential Requirements to File with the SEC. The Company acknowledges that the Company may be required to file documents with the U.S. Securities and Exchange Commission (“SEC”) or state regulatory authorities regarding a Transaction and agrees these filings are the sole responsibility of the Company and agrees regarding a Transaction, it will: (i) make such filings on a timely basis; (ii) provide Advisor draft copies prior to any such filings; and (iii) provide Advisor final copies of any such filings as soon after the filing as practicable.

P.	The Company represents, warrants and agrees that all sales of securities made in reliance on Rule 506(c) of Regulation D under the Securities Act shall be made only to Accredited Investors (as such term is defined in Rule 501 of Regulation D under the Securities Act), and that it will take reasonable steps to verify that such purchasers are Accredited Investors, which reasonable steps may include but are not limited to the methods identified in Rule 506(c).

Q.	The Company agrees that any agreements documenting the sale of the securities as may be contemplated by this Agreement shall include provisions in which the purchaser or other parties thereto disclaim and disavow any reliance upon the Advisor in connection therewith. Any such agreements also shall contain provisions, which reflect that the purchaser or other parties thereto relied solely upon their own independent investigation and counsel before deciding to enter into the contemplated purchase of the securities. The Company will also comply, to the extent applicable, with its disclosure obligations under Rule 506(e), and will furnish to the Advisor a copy of any disclosures to be provided thereunder with regard to any Partners.

R.	Anti-Money Laundering Notice. To help the government fight the funding of terrorism and money laundering activities, the U.S. Department of the Treasury, Securities and Exchange Commission, and FINRA requires financial institutions to obtain, verify and record certain information regarding individuals and clients they do business with. In the event that any regulatory or government agency requires any information from the Company, the Company shall furnish the information as needed.

Remainder of Page Intentionally Blank

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

SCHEDULE I

Indemnification Provisions

This Schedule I is a part of and is incorporated into the attached engagement letter (the “Agreement”) between the Company and its affiliates (collectively “Company”), RBW Capital Partners LLC or its designated assignee (together and with its affiliates “RBW”), a division of Dawson James Securities, Inc. (“BD”, and together with RBW, the “Advisor”). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

In connection with the Company’s engagement of Advisor hereunder, the Company hereby agrees to indemnify and hold harmless Advisor and its affiliates, and the respective controlling persons, directors, officers, managers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, whether or not the Company is a party thereto (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Advisor, or (B) otherwise relate to or arise out of Advisor’s activities on the Company’s behalf under Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel which shall promptly be reimbursed or advanced) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any such Indemnified Person for such Claim.

The Company further agrees that it will not, without the prior written consent of Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects, or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel for such Indemnified Person and the payment of the fees and expenses of such counsel, provided, however, that such counsel shall be satisfactory to the Indemnified Person and provided further that if the legal counsel to such Indemnified Person determines that having common counsel could present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, such Indemnified Person will employ its own separate counsel (limited to one law firm and local counsel, if necessary) to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. If the Company does not assume the defense of such Claim, such Indemnified Person will employ its own separate counsel (limited to one law firm and local counsel, if necessary) to represent or defend him, her, or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel which shall be promptly reimbursed or advanced. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel (limited to one law firm and local counsel, if necessary) and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Advisor is the Indemnified Person), the Company and Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Advisor on the other, in connection with Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of Advisor’s contribution to such Claim exceed the amount of fees actually received by Advisor from the Company pursuant to Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Advisor on the other, with respect to Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the Offering (whether or not consummated) for which Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to Advisor in connection with such engagement.

The Company’s indemnity, advancement, reimbursement and contribution obligations under this Agreement (a) shall be in addition to and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

Remainder of Page Intentionally Blank

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC

If the foregoing correctly sets forth our understanding, please return signed copies of this Agreement and the annexed Indemnification Provisions.

Agreed, Approved and Accepted:

RBW Capital Partners LLC		ROZE AI, Inc.

By:	/s/ Joe Giamichael	By:	/s/ Young Jin Cho
	Joe Giamichael		Young Jin Cho
Title:	Managing Partner	Title:	Founder & CEO

Dawson James Securities, Inc.

By:	/s/ Robert D. Keyser, Jr.
Robert D. Keyser, Jr.
Title:	Chief Executive Officer

RBW Capital Partners “RBW” is a Division of Dawson James Securities, Inc.

All Securities and Brokerage Services are offered through Dawson James Securities, Inc.
101 North Federal Highway, Suite 600 | Boca Raton, Florida 33432
(561) 391-5555 | www.dawsonjames.com | Member: FINRA/SIPC